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                                                                EXHIBIT 10.11


             1993 DECLARATION OF AMENDMENT TO WACHOVIA CORPORATION RETIREMENT SAVINGS AND PROFIT-SHARING BENEFIT EQUALIZATION PLAN


                 THIS DECLARATION OF AMENDMENT, made the 22nd day of October, 1993, by WACHOVIA CORPORATION (the "Company"), a North Carolina corporation with its principal office at Winston-Salem, North Carolina, to the Wachovia Corporation Retirement Savings and Profit-Sharing Benefit Equalization Plan (the "plan").

                                R E C I T A L S:
                                ----------------

                 It is deemed advisable to amend the plan to allow a participant to elect, with the consent of the Committee which administers the plan, for his benefit under the plan to be paid to him or applied for his benefit in installments over a period not in excess of 15 years or in a single lump sum payment.

                 NOW, THEREFORE, it is declared that the plan shall be and hereby is amended, effective as of October 22, 1993, by deleting Section 6 in its entirety and substituting therefor the following:

                          "Section 6.      Payment of Benefits.  The amount in
                          ----------       -------------------
                 the Benefit Equalization Account of a Participant (the `Participant's Benefit') shall be paid to the same person or persons as the Participant's benefit under the RSPSP (the "RSPSP Beneficiaries") under one of the following options as elected by the Participant, with the consent of the Committee, prior to the date the Participant's Benefit becomes payable under the Plan:

                                  (i)      Installments:  Payment in cash in
                                           -------------
                          approximately equal monthly installments over a term certain not exceeding 15 years.

                                  (ii)     Lump Sum:  Payment in cash in a
                                           ---------
                          single lump sum payment.
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                 The Participant's Benefit shall become payable at the same time his benefit under the RSPSP becomes payable on account of retirement, termination of service or death. In no event shall a Participant's Benefit be subject to withdrawal while
                 the Participant is in service.   A Participant's election as
                 to the form of the payment of the Participant's Benefit shall be made in the same manner and at the same time as his election is made as to the form of the payment of benefits under the RSPSP. If a Participant fails to elect one of the foregoing distribution options, the Participant's Benefit shall be paid in the same manner as his benefit under the RSPSP. At any time prior to the death of a Participant, the Participant may elect (which election shall be subject to change at any time upon notice in writing by the Participant to the Committee) for any payments hereunder following his death to be made to a person or persons other than the RSPSP Beneficiaries, in which event such payments shall be made to such other person or persons in the same manner and at the same time as such payments would have been made to the RSPSP Beneficiaries pursuant to this Section 6. Such election shall be made by the Participant in writing on a form provided by the Committee."

                 IN WITNESS WHEREOF, this Declaration of Amendment has been executed in behalf of the Company on the day and year first above stated.

                                        WACHOVIA CORPORATION


                                        By: /s/ L. M. Baker, Jr.
                                           -----------------------------------
                                                  President

Attest:
/s/ Alice Washington Grogan
- -----------------------------
         Secretary

(Corporate Seal)




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